Exhibit 99

Investor News	NYSE: PEG

For further information, contact:

➣ Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
➣ Carlotta Chan, Manager – Investor Relations	Phone: 973-430-6596

RALPH LAROSSA ELECTED PRESIDENT AND COO OF PSEG POWER

Takes over from retiring PSEG Power President & COO William Levis

DAVID M. DALY ELECTED PRESIDENT AND COO OF PSE&G

(Newark – June 23, 2017) Public Service Enterprise Group (NYSE:PEG) announced today the election of Ralph LaRossa as President and Chief Operating Officer (COO) of PSEG’s merchant generation business, PSEG Power effective October 2, 2017. LaRossa is currently President and COO of PSEG’s utility business, Public Service Electric and Gas Company (PSE&G). In his new role, LaRossa succeeds Bill Levis who in December 2016 had announced his plans to retire.

PSEG also announced David M. Daly has been elected to succeed Ralph LaRossa as President and COO of PSE&G effective October 2, 2017. Daly will also assume the role of Chairman of the Board of PSEG Long Island currently held by Ralph LaRossa. Daly is currently President and COO of PSEG Long Island.

LaRossa, 54, was elected President and COO of PSE&G in October 2006. Since then, he has successfully led the utility through significant growth in its transmission and distribution businesses which now account for more than two-thirds of PSEG’s consolidated annual revenues, with a culture focused on safety and compliance. LaRossa also led PSEG’s efforts to garner a 12-year contract to manage the LIPA transmission and distribution system, which is now in its fourth year.

Ralph Izzo, Chairman, President and Chief Executive Officer of PSEG, said “In his career at PSE&G, Ralph has demonstrated the right skills to step into this key leadership role. For the past decade, Ralph has successfully led PSE&G through the largest capital program in its history. During this period he led the recovery from Superstorm Sandy and maintained a focus on operational reliability and the needs of our customers. Ralph has demonstrated strong leadership and is respected across PSEG and the industry as he assumes this role at PSEG Power.” Izzo said the timing of the appointments in advance of the effective date allows ample opportunity for a smooth transition in executive leadership at PSEG Power and PSE&G. Izzo added, “Moreover, the broadening of Ralph’s background is consistent with our long-term succession planning efforts.”

Izzo also noted, “Dave has demonstrated strong leadership capabilities at PSEG Long Island, and has been instrumental in achieving improvements in utility operations and customer satisfaction. I am confident that under Dave, the PSE&G team will continue to meet customer expectations by maintaining a focus on service quality through programs that modernize and upgrade the system”.

Reacting to his new responsibilities, LaRossa said “I thoroughly appreciate the trust that Ralph Izzo and the Board have placed in me. I look forward to this new role working with the dedicated men and women of PSEG Power. I will do this with a close eye on operating safely and efficiently as we complete construction of PSEG Power’s three new gas-fired combined cycle generators.”

Daly, in reacting to his appointment, said “This is an extraordinary honor. I look forward to working with the great men and women of PSE&G, and plan to maintain our commitment to shareholder value, safe and reliable service and the highest levels of community involvement.”

Mr. LaRossa joined PSE&G in 1985 as an associate engineer and advanced through a variety of management positions in the utility’s gas and electric operations. In addition to his role at PSE&G, on January 1, 2014, Mr. LaRossa was appointed Chairman of the Board of PSEG Long Island, a subsidiary of PSEG. He is a graduate of Stevens Institute of Technology and has completed the Harvard Business School’s Program for Management Development.

Daly, 55, was named President and COO of PSEG Long Island in October 2013, and has overseen the transition to PSEG management of PSEG Long Island. Prior to his appointment, Daly served as vice president-asset management and centralized services at PSE&G. Initially hired at PSE&G in 1983, Daly has held a variety of positions in utility operations and support services. He has an electrical engineering degree from the State University of New York Maritime College, and a Master of Business Administration from Rutgers University.

“Bill Levis’s leadership at PSEG Power occurred during a time when the industry faced tremendous challenges. I greatly value his contribution to our success during these past 10 years,” said Izzo. “I, along with the rest of the company, thank him and wish him well in his retirement.”

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Public Service Enterprise Group (NYSE: PEG) is a publicly traded diversified energy company with annual revenues of $9.1 billion. Its operating subsidiaries are: Public Service Electric and Gas Company (PSE&G), PSEG Power, and PSEG Long Island. www.pseg.com.

Public Service Electric and Gas Company (PSE&G) is New Jersey’s oldest and largest regulated gas and electric delivery utility, serving nearly three-quarters of the state’s population. PSE&G is the winner of the ReliabilityOne Award for superior electric system reliability.

PSEG Power LLC is an independent power producer that generates and sells electricity in the PJM, New York and New England wholesale power markets.

Forward-Looking Statements

The statements contained in this communication about our and our subsidiaries’ future performance, including, without limitation, future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such statements are based on management’s beliefs as well as assumptions made by and information currently available to management. When used herein, the words “anticipate,” “intend,” “estimate,” “believe,” “expect,” “plan,” “should,” “hypothetical,” “potential,” “forecast,” “project,” variations of such words and similar expressions are intended to identify forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Other factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are discussed in our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (SEC), and available on our website: http://investor.pseg.com/sec-filings. All of the forward-looking statements made in this communication are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by management will be realized or even if realized, will have the expected consequences to, or effects on, us or our business, prospects, financial condition, results of operations or cash flows. Readers are cautioned not to place undue reliance on these forward-looking statements in making any investment decision. Forward-looking statements made in this communication apply only as of the date hereof. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even in light of new information or future events, unless otherwise required by applicable securities laws.

From time to time, PSEG, PSE&G and PSEG Power release important information via postings on their corporate website at http://investor.pseg.com. Investors and other interested parties are encouraged to visit the corporate website to review new postings. The “Email Alerts” link at http://investor.pseg.com may be used to enroll to receive automatic email alerts and/or Really Simple Syndication (RSS) feeds regarding new postings.